                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.-------)<F*>

                          CASS COMMERCIAL CORPORATION
------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                                  COMMON STOCK
------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                   147741102
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                                 (CUSIP NUMBER)


Check the following box if a fee is being paid with this statement /XX/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

                                    Page 1 of 4 pages
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CUSIP NO. 147741102                   13G                   PAGE 2 OF 4 PAGES
          ---------

1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Jake Nania

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP<F*>
                                                               (a)  / /
                                                               (b)  / /
3     SEC USE ONLY


4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

               5    SOLE VOTING POWER
  NUMBER OF
   SHARES           171,883

               6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY

   EACH        7    SOLE DISPOSITIVE POWER
 REPORTING
                    171,883

   PERSON      8    SHARED DISPOSITIVE POWER
    WITH

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      171,883 shares

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES<F*>

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.9%

12    TYPE OF REPORTING PERSON<F*>

      IN
                           SEE INSTRUCTION BEFORE FILLING OUT!

                                    Page 2 of 4 pages
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                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

ITEM 1.    (a)   Cass Commercial Corporation
ITEM 1.    (b)   3636 S. Geyer Road
                 Sunset Hills, Missouri  63127

ITEM 2.    (a)   Jake Nania
ITEM 2.    (b)   2203 Derby Way, St. Louis, Missouri  63131
ITEM 2.    (c)   United States
ITEM 2.    (d)   Common Stock
ITEM 2.    (e)   147741102

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR
         13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                 Not Applicable

ITEM 4.    (a)   171,883 shares
ITEM 4.    (b)   8.9%
ITEM 4.    (c)   (i)  171,883 shares
ITEM 4.    (c)   (ii) None
ITEM 4.    (c)   (iii) 171,883 shares
ITEM 4.    (c)   (iv) None

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                 Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
         PERSON.

                 Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                 Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                 Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                 Not Applicable

                                    Page 3 of 4 pages
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                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.




                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         February 5, 1997
                                         --------------------------------
                                         Date


                                         --------------------------------
                                         Signature

                                         Jake Nania
                                         --------------------------------
                                         Name/Title





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